As filed with the Securities and Exchange Commission on February 16, 1996

File No. 70-8521

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________________________
POST-EFFECTIVE AMENDMENT NO. 2
(AMENDMENT NO. 3)
TO
FORM U-1 DECLARATION
UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
____________________________________________
Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio  45202
(Name of company filing this statement
and address of principal executive office)
Cinergy Corp.
(Name of top registered holding company)
William L. Sheafer
Treasurer
Cinergy Corp.
(address above)
(Name and address of agent for service)
The Commission is requested to send copies of all notices, orders and communications in connection with this Post-Effective Amendment to:
Cheryl M. Foley
Vice President, General Counsel and Corporate Secretary
Cinergy Corp.
(address above)

Section B of Item 1 ("Proposed Modifications to January 1995 Order") of Post-Effective Amendment No. 1 in this proceeding, filed with the
Commission on January 24, 1996, is hereby amended as follows:
     a. The first paragraph under the caption is restated in its entirety to read as follows:
          Cinergy herein requests a supplemental order modifying the
          January 1995 Order solely in the following three respects:  (1)
          to extend the authorization period, (2) to increase the Aggregate Debt Limitation, and (3) to permit Cinergy to apply proceeds of Short-Term Financing Transactions to investments in EWGs, FUCOs and Special Purpose Subsidiaries, in each case as set forth below. Except to the extent contemplated in the preceding sentence, the Short-Term Financing Transactions would remain subject to all terms and conditions prescribed in the January
          1995 Order.
     B. The first paragraph in subsection 3 ("Application of Proceeds to Investments in EWGs, FUCOs and Special Purpose Subsidiaries") is restated in its entirety to read as follows:
               Without limiting its flexibility to use proceeds of Short-Term Financing Transactions for other general corporate purposes as contemplated in the January 1995 Order or otherwise, Cinergy requests Commission authorization to use proceeds of Short-Term Financing Transactions, up to the full amount of the increased Aggregate Debt Limitation proposed herein, to make direct or indirect investments in Special Purpose Subsidiaries (subject to the limitations and restrictions prescribed in the September 1995 Order as it may be supplemented by the further Commission order to be issued pursuant to the January 16th Post-Effective
          Amendment) and in EWGs and FUCOs, provided that the sum of (x) any proceeds of Short-Term Financing Transactions invested in Special Purpose Subsidiaries, EWGs and FUCOs as authorized herein, and (y) any proceeds of sales of shares of Cinergy common stock invested in such entities pursuant to the Commission's orders in File No. 70-8477 and the September 1995 Order do not, when added to Cinergy's "aggregate investment" in EWGs, FUCOs and Special Purpose Subsidiaries, exceed, at any point in time, 50% of Cinergy's "consolidated retained earnings," in each case as determined pursuant to Rule 53(a).

SIGNATURE
          Pursuant to the requirements of the Act, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.
Dated:    February 16, 1996
                              CINERGY CORP.

                              By: /s/ William L.  Sheafer
                              Treasurer